EXHIBIT 99.1
For more information contact:
Jerry Mueller, Senior Vice President (314) 512-7251
Ann Marie Mayuga, AMM Communications (314) 485-9499

ENTERPRISE FINANCIAL REPORTS THIRD QUARTER 2013 RESULTS

•	Third quarter net income of $8.4 million or $0.44 per diluted share, up 6% and 13%, respectively, over the prior year period

•	Continued lower credit costs drive earnings gains

•	Nonperforming assets decrease 23% from one year ago to 1.11% of total assets

•	Commercial and Industrial ("C&I") loans rise 14% over a year ago

•	Tangible common equity ratio reaches 7.85%

St. Louis, October 24, 2013. Enterprise Financial Services Corp (NASDAQ: EFSC) (the “Company”) reported net income of $8.4 million for the quarter ended September 30, 2013, an increase of 6% compared to net income of $7.9 million for the prior year period. Net income per diluted share was $0.44 for the third quarter of 2013, an increase of 13% compared to $0.39 per diluted share for the third quarter of 2012.

On a linked quarter basis, net income per diluted share declined $0.14, primarily due to a smaller benefit from the provision for loan losses. The Company's favorable trends in credit quality have driven a benefit to our provision for loan losses instead of expense in the past two quarters. The benefit in the third quarter was $3.6 million, or $0.12 per diluted share, less than the second quarter. Additionally, the pre-tax net revenue from loans covered under FDIC loss share agreements ("Covered loans") was $1.4 million, or $0.05 per diluted share, lower than in the prior period.

Peter Benoist, President and CEO, commented, "We're pleased to report another solid quarter. Of particular note, net C&I loan balances rose 5% over the linked quarter and now exceed $1 billion. On a year over year basis, C&I loans outstanding are up 14%. Despite persistently low rates and fierce price competition, we've maintained our pricing discipline while achieving this growth."
"Our fundamental operating performance was solid in other respects as well," continued Benoist. "We've maintained stability in our core net interest margin and held the Company's expense base flat compared to a year ago. Asset quality, as measured by the level of nonperforming loans and classified assets, continued to improve, resulting in another negative loan loss provision. While our loss share portfolios continue to generate profits, the pre-tax earnings from our core banking business represented approximately 80% of the Company's total reported earnings for the quarter."
Benoist added "Another highlight during the quarter was the successful conversion of $20 million in trust preferred securities to common equity, improving our capital mix and boosting our tangible common equity ratio to 7.85%."

Banking Segment

Asset quality for loans not covered under FDIC loss share agreements ("Non-covered loans") and other real estate
Nonperforming loans were $24.2 million at September 30, 2013, a 7% decrease from $25.9 million at June 30, 2013, and a 25% decline from $32.1 million at September 30, 2012. During the quarter ended September 30, 2013, there were $9.8 million of additions to nonperforming loans, $2.5 million of charge-offs, $3.7 million of other principal reductions, $5.3 million of assets transferred to other real estate, and $123,000 moved to performing loans. The additions to nonperforming loans were primarily within the Commercial and Construction real estate components of our loan portfolio and were all from our St. Louis or Kansas City regions. The largest addition to nonperforming loans was a $3.0 million Investor Owned Commercial real estate building in the Kansas City region.

Nonperforming loans were reduced to 1.14% of portfolio loans at September 30, 2013, versus 1.25% of portfolio loans at June 30, 2013, and 1.61% at September 30, 2012.

Nonperforming loans, by portfolio class at September 30, 2013, were as follows:

(in millions)	Total portfolio	Nonperforming	% NPL
Construction, Real Estate/Land Acquisition & Development	$114.6	$6.5	5.67%
Commercial Real Estate - Investor Owned	451.1	10.8	2.39%
Commercial Real Estate - Owner Occupied	350.7	0.2	0.06%
Residential Real Estate	150.3	0.7	0.47%
Commercial & Industrial	1,007.4	6.0	0.60%
Consumer & Other	36.7	—	—%
Total	$2,110.8	$24.2	1.14%

Excluding non-accrual loans, portfolio loans that were 30-89 days delinquent at September 30, 2013 remained at low levels, representing 0.09% of the portfolio compared to 0.27% at June 30, 2013 and 0.07% at September 30, 2012.

Other real estate totaled $10.3 million at September 30, 2013, an increase of $2.1 million from June 30, 2013. At September 30, 2012, other real estate totaled $12.5 million. During the third quarter of 2013, the Company sold $3.1 million of other real estate, resulting in a net gain of $304,000.

Nonperforming assets as a percentage of total assets were 1.11% at September 30, 2013, compared to 1.10% at June 30, 2013 and 1.40% at September 30, 2012. Nonperforming assets as a percentage of total assets remained at levels not seen since the third quarter of 2008.

Net charge-offs in the third quarter of 2013 were $368,000, representing an annualized rate of 0.07% of average loans, compared to net charge-offs of $538,000, an annualized rate of 0.10%, in the linked second quarter. Net charge-offs were $3.1 million, an annualized rate of 0.64%, in the third quarter of 2012. Through the first three quarters of 2013, the Company's net charge-offs were $4.6 million or 0.30% of average loans annualized. The Company's low level of net charge-offs in the third quarter was driven by $2.1 million of recoveries.

Provision for loan losses was a benefit of $652,000 in the third quarter of 2013 compared to a benefit of $4.3 million in the second quarter of 2013 and expense of $1.0 million in the third quarter of 2012. The reversals of loan loss provision in the third quarter and linked quarter of 2013 were due to less risk rating downgrades and continued favorable loss migration statistics.

The Company's allowance for loan losses was 1.26% of loans at September 30, 2013, representing 110% of nonperforming loans, as compared to 1.33% at June 30, 2013, representing 106% of nonperforming loans, and 1.72% at September 30, 2012, representing 107% of nonperforming loans.

Non-covered loans
Portfolio loans totaled $2.1 billion at September 30, 2013, increasing $32.3 million, or 2%, compared to the linked quarter. On a year over year basis, portfolio loans increased $123.7 million, or 6%. The Company expects to report 2-3% loan growth for the full year 2013.

The Company posted a $44.5 million, or 5%, increase in C&I loans during the third quarter of 2013 as compared to the linked second quarter. C&I loans represented 48% of the Company's loan portfolio at September 30, 2013. C&I loans increased $127.0 million, or 14%, since September 30, 2012 and now exceed $1.0 billion in loans outstanding.

Loans and other real estate covered under FDIC loss share agreements
Covered loans totaled $158.8 million at September 30, 2013, a decrease of $11.1 million, or 7%, from the linked second quarter primarily as a result of principal paydowns and accelerated loan payoffs.

Other real estate covered under FDIC loss share agreements at September 30, 2013 was $17.8 million, a 4% increase from $17.2 million at June 30, 2013. During the third quarter of 2013, the Company sold $3.6 million of other real estate, resulting in a net gain of $168,000.
The Company remeasures contractual and expected cash flows on Covered loans on a quarterly basis. When the remeasurement process results in a decrease in expected cash flows due to an increase in expected credit losses, impairment is recorded through the provision for loan losses. Similarly, when expected credit losses decrease in the remeasurement process, prior recorded impairment is reversed before the yield is increased prospectively. Concurrently, the FDIC loss share receivable is adjusted to reflect anticipated future cash to be received from the FDIC. In the third quarter of 2013 additional provision expense of $2.8 million was recorded for certain loan pools covered under loss share agreements. The provision expense was approximately 80%, offset through noninterest income by an increase in the FDIC loss share receivable.

Actual cash collections in excess of expected cash flows that represent accelerated loan payoffs result in the recognition of income, but also generally result in a decrease in the FDIC loss share receivable. These cash flows are, by their nature, unpredictable and can vary significantly period to period. Actual cash collections in excess of expected cash flows from loan payoffs and real estate sales in the third quarter resulted in accelerated discount income of $4.3 million, which was partially offset by a decrease in the FDIC loss share receivable.
The following table illustrates the net revenue contribution of covered assets for the most recent five quarters:

	For the Quarter ended
(in thousands) income/(expense)	September 30, 2013	June 30, 2013	March 31, 2013	December 31, 2012	September 30, 2012
Accretion income	$6,252	$6,623	$7,112	$7,442	$7,995
Accelerated cash flows	4,309	4,689	7,209	9,778	7,446
Other	219	59	324	419	103
Total interest income	10,780	11,371	14,645	17,639	15,544
Provision for loan losses	(2,811)	2,278	(2,256)	(653)	(10,889)
Gain on sale of other real estate	168	116	689	105	34
Change in FDIC loss share receivable	(2,849)	(6,713)	(4,085)	(8,131)	1,912
Change in FDIC clawback liability	(62)	(449)	(304)	(575)	—
Pre-tax net revenue	$5,226	$6,603	$8,689	$8,385	$6,601

At September 30, 2013 the remaining accretable yield on the portfolio is estimated to be $60.7 million.

Deposits
Total deposits at September 30, 2013 were $2.4 billion, an increase of $79.7 million, or 3%, from June 30, 2013, and a decrease of $103.0 million, or 4%, from September 30, 2012. The increase in deposits from the linked quarter applied primarily to our certificates of deposits as the Company sought incremental liquidity at relatively low interest rates. The year over year decrease in deposits was largely comprised of reductions in interest-bearing and money market deposits as the Company continued to manage its cost of funds and focus on retention and growth of noninterest-bearing accounts.

Noninterest-bearing deposits increased $1.3 million compared to June 30, 2013 and decreased $1.5 million over the September 30, 2012. Noninterest-bearing deposits represented 25% of total deposits at September 30, 2013, up from 24% at September 30, 2012.

Net Interest Income
Net interest income for the banking segment in the third quarter decreased $0.9 million from the linked second quarter and $5.2 million from the prior year period, primarily due to lower accretion and accelerated cash flows in Covered loans. Including the effect of parent company debt, the net interest rate margin was 4.71% for the third quarter of 2013, compared to 4.75% for the second quarter of 2013 and 5.21% in the third quarter of 2012. In the third quarter of 2013, Covered loans yielded 26.31%, including effects of accelerated discount accretion due to cash flows on paid off Covered loans, as compared to 26.51% in the prior year period. Excluding the accelerated cash flow impacts, the Covered loans yielded 15.8% in the third quarter as compared to 16.0% in the linked quarter and 13.8% in the prior year period.

The cost of interest-bearing deposits was 0.59% in the third quarter of 2013, declining 4 basis points from the linked second quarter and 13 basis points from the third quarter of 2012. Given the tightening liquidity trends on the Company's balance sheet over the past year, continued opportunities for reductions in deposit costs are limited as the Company continues to increase deposit balances to fund expected loan growth.

The Core net interest margin, defined as the Net interest margin (fully tax equivalent), including contractual interest on Covered loans but excluding the incremental accretion on these loans, for the most recent five quarters was as follows:

	For the Quarter ended
	September 30, 2013	June 30, 2013	March 31, 2013	December 31, 2012	September 30, 2012
Core net interest margin	3.54%	3.56%	3.55%	3.50%	3.57%

The Core net interest margin remained essentially flat over the past year despite falling earning asset yields and an exceptionally low interest rate environment. This is a result of the Company's improved earning asset mix and lower deposit and overall funding costs. Continued pressure on loan yields and liquidity is expected to result in a slightly lower Core net interest margin over the next two quarters. The Company continues to believe its balance sheet is positioned to benefit from rising interest rates. The Company believes that Core net interest margin is an important measure of our financial performance, even though it is a non-GAAP financial measure, because it provides supplemental information by which to evaluate the impact of excess Covered loan accretion on the Company's net interest margin and the Company's operating performance on an ongoing basis. The attached tables contain a reconciliation of Core net interest margin to Net interest margin.

Wealth Management Segment

Fee income attributable to the Wealth Management segment includes Wealth Management revenue and income from state tax credit brokerage activities. Third quarter 2013 Wealth Management revenues of $1.7 million were $80,000, or 4%, lower than the linked second quarter and $127,000, or 7%, lower than the prior year period, primarily due to terminations of certain less profitable account relationships acquired in prior years.

Trust assets under administration were $1.7 billion at September 30, 2013, a slight decrease of $11.9 million, or 1%, when compared to the linked period ended June 30, 2013, and an increase of $93.6 million, or 6%, when compared to the prior year period ended September 30, 2012.

Gains from state tax credit brokerage activities, net of fair value marks on tax credit assets and related interest rate hedges, were $308,000 for the third quarter of 2013, compared to $39,000 for the linked second quarter and $256,000 in the third quarter of 2012. Sales of state tax credits can vary by quarter depending on client demand.

Other Business Results

Total capital to risk-weighted assets was 13.58% at September 30, 2013 compared to 13.25% at June 30, 2013 and 14.12% at September 30, 2012. The tangible common equity ratio was 7.85% at September 30, 2013 versus 6.89% at June 30, 2013 and 6.19% at September 30, 2012. The Company's Tier 1 common equity ratio was 9.87% at September 30, 2013 compared to 8.71% at June 30, 2013 and 7.91% at September 30, 2012. The significant increase in tangible common equity and Tier 1 common equity ratios as compared to the linked and prior year quarters was due to an increase in capital from net income and the conversion of $20.0 million of trust preferred securities to equity. The decline in total capital to risk-weighted assets as compared to the prior year period was primarily due to the fourth quarter 2012 repurchase of our preferred stock to exit the U.S. Treasury's Troubled Asset Relief Program ("TARP"). The Company believes that the tangible common equity and the Tier 1 common equity ratios provide useful information to investors about the Company's capital strength even though they are considered to be non-GAAP financial measures and are not part of the regulatory capital requirements to which the Company is subject. The attached tables contain a reconciliation of these ratios to U.S. GAAP financial measures.

Deposit service charges were $1.8 million for the quarter ended September 30, 2013, a 3% increase compared to $1.7 million for the linked quarter and a 21% increase compared to $1.5 million in the prior year period. These increases resulted primarily from higher sales of treasury management services, including better pricing and improved collections.

Noninterest expenses were $21.2 million for the quarter ended September 30, 2013, compared to $21.4 million for the quarter ended June 30, 2013 and $21.3 million for the quarter ended September 30, 2012. Noninterest expenses have remained relatively flat as compared to the linked second quarter and prior year as slightly reduced salaries from reduced headcount have been offset by increases in employee benefit expenses.

The Company's efficiency ratio was 58.5% for the quarter ended September 30, 2013, compared to 67.6% for the quarter ended June 30, 2013 and 47.0% for the prior year period. The decrease in the efficiency ratio compared to the linked quarter and the increase from the prior year period was primarily due to the timing of revenue from assets under FDIC loss share influencing noninterest income.

On August 15, 2013 the Company converted $20.0 million of its trust preferred securities to shares of common stock. As a result of the transaction, the Company reduced its long-term debt by $20.0 million and issued an aggregate of 1.2 million shares of common stock. The Company issued 25,060 shares of additional common stock as an inducement for the conversion. The inducement resulted in a $443,000, one-time, non-cash expense recorded in Other noninterest expense during the quarter. The inducement expense will be almost entirely offset by reduced interest expense during the remainder of the 2013 fiscal year.

The Company's effective tax rate was 34.8% for the quarter ended September 30, 2013 compared to 34.4% for the quarter ended June 30, 2013 and 34.4% for the prior year period.

Use of Non-GAAP Financial Measures

The Company's accounting and reporting policies conform to generally accepted accounting principles in the United States (“GAAP”) and the prevailing practices in the banking industry. However, the Company provides other financial measures, such as Core net income margin, tangible common equity ratio and Tier 1 common equity ratio, in this release that are considered “non-GAAP financial measures.” Generally, a non-GAAP financial measure is a numerical measure of a company's financial performance, financial position or cash flows that exclude (or include) amounts that are included in (or excluded from) the most directly comparable measure calculated and presented in accordance with GAAP.
The Company believes these non-GAAP measures and ratios, when taken together with the corresponding GAAP measures and ratios, provide meaningful supplemental information regarding the Company's performance and capital strength. The Company's management uses, and believes that investors benefit from referring to, these non-GAAP measures and ratios in assessing the Company's operating results and related trends and when forecasting future periods. However, these non-GAAP measures and ratios should be considered in addition to, and not as a substitute for or preferable to, ratios prepared in accordance with GAAP. In the tables below, the Company has provided a reconciliation of, where applicable, the most comparable GAAP financial measures and ratios to the non-GAAP financial measures and ratios, or a reconciliation of the non-GAAP calculation of the financial measure for the periods indicated.

The Company will host a conference call at 2:30 p.m. CDT on Thursday, October 24, 2013. During the call, management will review the third quarter of 2013 results and related matters. The call will be accessible on Enterprise Financial Services Corp's home page, at www.enterprisebank.com under “Investor Relations” and by telephone at 1-800-344-6698 (Conference ID #8921958.) Recorded replays of the conference call will be available on the website beginning two hours after the call's completion. The replay will be available for approximately two weeks following the conference call.

Enterprise Financial Services Corp operates commercial banking and wealth management businesses in metropolitan St. Louis, Kansas City, and Phoenix. The Company is primarily focused on serving the needs of privately held businesses, their owner families, executives and professionals.

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Readers should note that in addition to the historical information contained herein, this press release contains forward-looking statements, including but not limited to statements about the Company's plans, expectations and projections of future financial and operating results, which are inherently subject to risks and uncertainties that could cause actual results to differ materially from those contemplated from such statements. We use the words “expect” and “intend” and variations of such words and similar expressions in this communication to identify such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, credit risk, changes in the appraised valuation of real estate securing impaired loans, outcomes of litigation and other contingencies, exposure to general and local economic conditions, risks associated with rapid increases or decreases in prevailing interest rates, consolidation in the banking industry, competition from banks and other financial institutions, our ability to attract and retain relationship officers and other key personnel, burdens imposed by federal and state regulation, changes in regulatory requirements, changes in accounting regulation or standards applicable to banks, as well as other risk factors described in the Company's 2012 Annual Report on Form 10-K and other reports filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update them in light of new information or future events unless required under the federal securities laws.

ENTERPRISE FINANCIAL SERVICES CORP
CONSOLIDATED FINANCIAL SUMMARY (unaudited)

	For the Quarter ended		For the Nine Months ended
(in thousands, except per share data)	Sep 30, 2013	Sep 30, 2012	Sep 30, 2013	Sep 30, 2012
INCOME STATEMENTS
NET INTEREST INCOME
Total interest income	$36,883	$42,874	$116,854	$120,118
Total interest expense	4,309	5,390	14,073	17,872
Net interest income	32,574	37,484	102,781	102,246
Provision for loan losses not covered under FDIC loss share	(652)	1,048	(3,094)	2,841
Provision for loan losses covered under FDIC loss share	2,811	10,889	2,789	13,380
Net interest income after provision for loan losses	30,415	25,547	103,086	86,025

NONINTEREST INCOME
Wealth Management revenue	1,698	1,825	5,419	5,525
Deposit service charges	1,768	1,456	5,025	4,199
Gain on sale of other real estate	472	739	1,562	3,152
State tax credit activity, net	308	256	1,214	1,180
Gain on sale of investment securities	611	—	1,295	1,156
Change in FDIC loss share receivable	(2,849)	1,912	(13,647)	(6,738)
Other income	1,708	1,644	4,085	4,186
Total noninterest income	3,716	7,832	4,953	12,660

NONINTEREST EXPENSE
Employee compensation and benefits	10,777	11,441	33,006	32,956
Occupancy	1,333	1,399	4,098	4,162
Furniture and equipment	356	384	1,200	1,234
Other	8,774	8,058	24,832	25,708
Total noninterest expenses	21,240	21,282	63,136	64,060

Income before income tax expense	12,891	12,097	44,903	34,625
Income tax expense	4,481	4,167	15,420	11,744
Net income	8,410	7,930	29,483	22,881
Dividends and accretion on preferred stock	—	(648)	—	(1,933)
Net income available to common shareholders	$8,410	$7,282	$29,483	$20,948

Basic earnings per share	$0.45	$0.41	$1.61	$1.17
Diluted earnings per share	$0.44	$0.39	$1.55	$1.14
Return on average assets	1.09%	0.91%	1.26%	0.87%
Return on average common equity	12.70%	12.62%	15.70%	12.73%
Efficiency ratio	58.53%	46.96%	58.60%	55.75%
Noninterest expenses to average assets	2.76%	2.66%	2.70%	2.66%

YIELDS (fully tax equivalent)
Portfolio loans not covered under FDIC loss share	4.56%	5.00%	4.69%	5.13%
Portfolio loans covered under FDIC loss share	26.31%	26.51%	28.10%	19.95%
Total portfolio loans	6.13%	7.29%	6.50%	6.86%
Securities	2.23%	2.01%	2.04%	2.00%
Federal funds sold	0.20%	0.23%	0.21%	0.24%
Interest-earning assets	5.32%	5.96%	5.51%	5.62%
Interest-bearing deposits	0.59%	0.72%	0.62%	0.79%
Subordinated debentures	3.70%	4.59%	4.26%	4.88%
Borrowed funds	1.23%	1.49%	1.20%	1.65%
Cost of paying liabilities	0.79%	0.95%	0.84%	1.02%
Net interest spread	4.53%	5.01%	4.67%	4.60%
Net interest rate margin	4.71%	5.21%	4.85%	4.79%

ENTERPRISE FINANCIAL SERVICES CORP
CONSOLIDATED FINANCIAL SUMMARY (unaudited) (continued)

	At the Quarter ended
(in thousands)	Sep 30, 2013	Jun 30, 2013	Mar 31, 2013	Dec 31, 2012	Sep 30, 2012
BALANCE SHEETS

ASSETS
Cash and due from banks	$35,238	$32,019	$39,321	$21,906	$28,964
Interest-bearing deposits	71,302	71,617	87,430	95,464	57,711
Debt and equity investments	468,531	490,222	497,412	654,506	626,719
Loans held for sale	12,967	5,583	5,138	11,792	8,245

Portfolio loans not covered under FDIC loss share	2,110,825	2,078,568	2,085,872	2,106,039	1,987,166
Less: Allowance for loan losses	26,599	27,619	32,452	34,330	34,222
Portfolio loans not covered under FDIC loss share, net	2,084,226	2,050,949	2,053,420	2,071,709	1,952,944
Portfolio loans covered under FDIC loss share, net of the allowance for loan losses	145,180	158,818	169,309	189,571	210,331
Portfolio loans, net	2,229,406	2,209,767	2,222,729	2,261,280	2,163,275

Other real estate not covered under FDIC loss share	10,278	8,213	7,202	9,327	12,549
Other real estate covered under FDIC loss share	17,847	17,150	17,605	17,173	18,810
Fixed assets, net	19,048	20,544	20,795	21,121	21,469
State tax credits, held for sale	55,810	55,493	55,923	61,284	65,873
FDIC loss share receivable	40,054	44,982	56,397	61,475	75,851
Goodwill	30,334	30,334	30,334	30,334	30,334
Intangibles, net	6,136	6,746	6,973	7,406	7,846
Other assets	111,111	101,750	76,669	72,718	76,046
Total assets	$3,108,062	$3,094,420	$3,123,928	$3,325,786	$3,193,692

LIABILITIES AND SHAREHOLDERS' EQUITY
Noninterest-bearing deposits	$619,562	$618,278	$605,546	$686,805	$621,070
Interest-bearing deposits	1,828,355	1,749,956	1,889,243	1,972,046	1,929,863
Total deposits	2,447,917	2,368,234	2,494,789	2,658,851	2,550,933
Subordinated debentures	63,081	83,081	85,081	85,081	85,081
Federal Home Loan Bank advances	120,000	191,000	80,000	80,000	126,000
Federal funds purchased	—	14,982	—	—	—
Other borrowings	178,165	174,330	205,379	245,070	147,104
Other liabilities	21,159	15,118	14,975	21,039	17,058
Total liabilities	2,830,322	2,846,745	2,880,224	3,090,041	2,926,176
Shareholders' equity	277,740	247,675	243,704	235,745	267,516
Total liabilities and shareholders' equity	$3,108,062	$3,094,420	$3,123,928	$3,325,786	$3,193,692

ENTERPRISE FINANCIAL SERVICES CORP
CONSOLIDATED FINANCIAL SUMMARY (unaudited) (continued)

	For the Quarter ended
(in thousands, except per share data)	Sep 30, 2013	Jun 30, 2013	Mar 31, 2013	Dec 31, 2012	Sep 30, 2012
EARNINGS SUMMARY
Net interest income	$32,574	$33,308	$36,899	$40,051	$37,484
Provision for loan losses not covered under FDIC loss share	(652)	(4,295)	1,853	5,916	1,048
Provision for loan losses covered under FDIC loss share	2,811	(2,278)	2,256	653	10,889
Wealth Management revenue	1,698	1,778	1,943	1,775	1,825
Noninterest income	2,018	(3,455)	971	(5,351)	6,007
Noninterest expense	21,240	21,379	20,517	22,617	21,282

Core Bank income before income tax expense	10,190	12,509	7,718	1,840	8,444
Covered assets income before income tax expense	2,701	4,316	7,469	5,449	3,653
Income before income tax expense	12,891	16,825	15,187	7,289	12,097
Net income	8,410	11,033	10,040	5,415	7,930
Net income available to common shareholders	8,410	11,033	10,040	4,153	7,282
Diluted earnings per share	$0.44	$0.58	$0.53	$0.23	$0.39
Return on average common equity	12.70%	17.76%	16.91%	6.99%	12.62%
Net interest rate margin (fully tax equivalent)	4.71%	4.75%	5.10%	5.39%	5.21%
Efficiency ratio	58.53%	67.59%	51.53%	62.01%	46.96%
MARKET DATA
Book value per common share	$14.41	$13.59	$13.46	$13.09	$13.00
Tangible book value per common share	$12.52	$11.56	$11.40	$10.99	$10.88
Market value per share	$16.90	$15.96	$14.34	$13.07	$13.60
Period end common shares outstanding	19,276	18,223	18,106	18,012	17,964
Average basic common shares	18,779	18,119	18,011	17,950	17,876
Average diluted common shares	19,830	19,711	19,524	18,044	19,415
ASSET QUALITY
Net charge-offs	$368	$538	$3,731	$5,808	$3,130
Nonperforming loans	24,168	25,948	32,222	38,727	32,058
Classified Assets	96,388	102,523	103,948	111,266	120,078
Nonperforming loans to total loans	1.14%	1.25%	1.54%	1.84%	1.61%
Nonperforming assets to total assets*	1.11%	1.10%	1.26%	1.44%	1.40%
Allowance for loan losses to total loans	1.26%	1.33%	1.56%	1.63%	1.72%
Net charge-offs to average loans (annualized)	0.07%	0.10%	0.72%	1.15%	0.64%

CAPITAL
Tier 1 capital to risk-weighted assets	12.31%	11.98%	11.61%	10.88%	12.75%
Total capital to risk-weighted assets	13.58%	13.25%	12.98%	12.30%	14.12%
Tier 1 common equity to risk-weighted assets	9.87%	8.71%	8.30%	7.70%	7.91%
Tangible common equity to tangible assets	7.85%	6.89%	6.69%	6.02%	6.19%

AVERAGE BALANCES
Portfolio loans not covered under FDIC loss share	$2,076,681	$2,092,162	$2,101,932	$2,013,714	$1,949,181
Portfolio loans covered under FDIC loss share	162,569	173,794	189,230	209,978	233,272
Loans held for sale	6,737	3,692	5,694	8,476	6,376
Interest earning assets	2,789,313	2,858,700	2,976,054	2,988,345	2,889,968
Total assets	3,051,559	3,097,216	3,219,282	3,255,051	3,187,999
Deposits	2,380,507	2,419,145	2,521,540	2,652,811	2,598,506
Shareholders' equity	262,791	249,209	240,762	249,964	263,363

* Excludes ORE covered by FDIC shared-loss agreements, except for their inclusion in total assets.

ENTERPRISE FINANCIAL SERVICES CORP
CONSOLIDATED FINANCIAL SUMMARY (unaudited) (continued)

	For the Quarter ended
(in thousands)	Sep 30, 2013	Jun 30, 2013	Mar 31, 2013	Dec 31, 2012	Sep 30, 2012
LOAN PORTFOLIO
Commercial and industrial	$1,007,398	$962,920	$949,171	$962,884	$880,394
Commercial real estate	801,755	785,700	812,089	819,709	801,880
Construction real estate	114,608	147,888	156,221	160,911	146,236
Residential real estate	150,320	151,098	148,228	145,558	146,940
Consumer and other	36,744	30,962	20,163	16,977	11,716
Portfolio loans covered under FDIC loss share	158,812	169,863	182,822	201,118	221,433
Total loan portfolio	$2,269,637	$2,248,431	$2,268,694	$2,307,157	$2,208,599

DEPOSIT PORTFOLIO
Noninterest-bearing accounts	$619,562	$618,278	$605,546	$686,805	$621,070
Interest-bearing transaction accounts	213,708	217,178	271,086	272,753	259,902
Money market and savings accounts	992,004	976,093	1,087,305	1,119,583	1,056,768
Certificates of deposit	622,643	556,685	530,852	579,710	613,193
Total deposit portfolio	$2,447,917	$2,368,234	$2,494,789	$2,658,851	$2,550,933

YIELDS (fully tax equivalent)
Loans not covered under FDIC loss share	4.56%	4.70%	4.82%	4.94%	5.00%
Loans covered under FDIC loss share	26.31%	26.24%	31.38%	33.42%	26.51%
Total portfolio loans	6.13%	6.35%	7.01%	7.62%	7.29%
Securities	2.23%	2.09%	1.86%	1.82%	2.01%
Federal funds sold	0.20%	0.22%	0.22%	0.23%	0.23%
Yield on interest-earning assets	5.32%	5.41%	5.78%	6.09%	5.96%
Interest-bearing deposits	0.59%	0.63%	0.64%	0.67%	0.72%
Subordinated debt	3.70%	4.48%	4.54%	4.54%	4.59%
Borrowed funds	1.23%	1.19%	1.18%	1.57%	1.49%
Cost of paying liabilities	0.79%	0.86%	0.86%	0.91%	0.95%
Net interest spread	4.53%	4.56%	4.92%	5.18%	5.01%
Net interest rate margin	4.71%	4.75%	5.10%	5.39%	5.21%

WEALTH MANAGEMENT
Trust Assets under management	$789,524	$817,908	$872,201	$857,119	$846,532
Trust Assets under administration	1,730,847	1,742,794	1,882,520	1,807,172	1,637,278

RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES

	At the Quarter Ended
(In thousands)	Sep 30 2013	Jun 30 2013	Mar 31 2013	Dec 31 2012	Sep 30 2012
TIER 1 COMMON EQUITY TO RISK-WEIGHTED ASSETS

Shareholders' equity	$277,740	$247,675	$243,704	$235,745	$267,516
Less: Goodwill	(30,334)	(30,334)	(30,334)	(30,334)	(30,334)
Less: Intangible assets	(6,136)	(6,746)	(6,973)	(7,406)	(7,846)
Plus (Less): Unrealized losses (unrealized gains)	1,981	2,547	(5,551)	(7,790)	(9,388)
Plus: Qualifying trust preferred securities	60,100	80,100	80,100	78,600	80,100
Other	55	55	55	55	56
Tier 1 capital	$303,406	$293,297	$281,001	$268,870	$300,104
Less: Preferred stock	—	—	—	—	(33,914)
Less: Qualifying trust preferred securities	(60,100)	(80,100)	(80,100)	(78,600)	(80,100)
Tier 1 common equity	$243,306	$213,197	$200,901	$190,270	$186,090

Total risk-weighted assets determined in accordance with prescribed regulatory requirements	$2,465,486	$2,448,161	$2,419,432	$2,471,668	$2,353,251

Tier 1 common equity to risk-weighted assets	9.87%	8.71%	8.30%	7.70%	7.91%

SHAREHOLDERS' EQUITY TO TANGIBLE COMMON EQUITY AND TOTAL ASSETS TO TANGIBLE ASSETS

Shareholders' equity	$277,740	$247,675	$243,704	$235,745	$267,516
Less: Preferred stock	—	—	—	—	(33,914)
Less: Goodwill	(30,334)	(30,334)	(30,334)	(30,334)	(30,334)
Less: Intangible assets	(6,136)	(6,746)	(6,973)	(7,406)	(7,846)
Tangible common equity	$241,270	$210,595	$206,397	$198,005	$195,422

Total assets	$3,108,062	$3,094,420	$3,123,928	$3,325,786	$3,193,692
Less: Goodwill	(30,334)	(30,334)	(30,334)	(30,334)	(30,334)
Less: Intangible assets	(6,136)	(6,746)	(6,973)	(7,406)	(7,846)
Tangible assets	$3,071,592	$3,057,340	$3,086,621	$3,288,046	$3,155,512

Tangible common equity to tangible assets	7.85%	6.89%	6.69%	6.02%	6.19%

NET INTEREST MARGIN TO CORE NET INTEREST MARGIN

Net interest income (fully tax equivalent)	$33,101	$33,841	$37,422	$40,472	$37,877
Less: Incremental accretion income	(8,178)	(8,491)	(11,363)	(14,163)	(11,911)
Core net interest income	$24,923	$25,350	$26,059	$26,309	$25,966

Average earning assets	$2,789,314	$2,858,701	$2,976,054	$2,988,345	$2,889,968
Reported net interest margin	4.71%	4.75%	5.10%	5.39%	5.21%
Core net interest margin	3.54%	3.56%	3.55%	3.50%	3.57%